COLONIAL TAX MANAGED GROWTH FUND TRUST

Important Information to Consider Before Investing

This Trust is irrevocable. Contributions to the Trust will also be irrevocable and cannot be cancelled or returned once made.

A contribution to this Trust may require the filing of a federal or state gift tax return, depending upon the trust option chosen in the Trust Declaration Agreement, the amount of the contribution (and the amount(s) of any other gifts made) and the laws of the state of domicile of the donor. There also may be generation-skipping transfer tax implications in the creation of trusts. See the Prospectus and Statement of Additional Information for details.

This Trust Instrument is provided as a convenience to investors wishing to establish trust accounts in the Colonial Tax Managed Growth Fund. Neither Colonial Tax Managed Growth Fund, Colonial Management Associates, Inc. or their respective affiliates, officers or employees can advise whether contributions to the Trust are appropriate to an investor's particular circumstances. Investors are advised to consult an attorney and/or tax adviser before signing the Trust Declaration Agreement and making contributions to the Trust.

                                TRUST INSTRUMENT

This Trust Instrument has been provided by Colonial Tax Managed Growth Fund ("CTMGF"), with Arthur O. Stern, c/o Colonial Investors Service Center, Inc., One Financial Center, Boston, MA 02111 as trustee, to enable investors to make irrevocable gifts to be held in trust for others. Each person making a gift under this Instrument ("Donor") must complete and execute a separate instrument ("Trust Declaration Agreement") specifying the individual for whom the gift is made ("Beneficiary"), the amount of the gift ("Initial Contribution") and other matters. A Beneficiary must be a person, and only one Beneficiary may be named per Trust. The executed Trust Declaration Agreement must be delivered to Colonial Investors Service Center, Inc., P.O. Box 1722, Boston, MA 02105-1722.

Upon receipt and acceptance of a properly completed and executed Trust Declaration Agreement (or a photocopy thereof) and collection of the Initial Contribution ("Receipt Date"), the Trustee will hold the Initial Contribution, together with all additional contributions ("Additional Contributions") and undistributed gains and income (collectively, the "Trust Fund"), in trust ("Trust") for the benefit of the Beneficiary, in accordance with the terms and conditions of this Trust Instrument and the Trust Declaration Agreement.

1.   Trust Investment

(a) The Trustee shall invest the Trust Fund in shares of CTMGF or any successor by merger or reorganization ("Mutual Fund"). In making such investment, the Trustee will pay any applicable initial sales charge out of the Trust Fund.

(b) The Trustee shall reinvest all net investment income, dividends and capital gains distributions that are not to be distributed to the Beneficiary (pursuant to Section 2 of this Instrument) in additional shares of the Mutual Fund.

(c) If shares of CTMGF become temporarily unavailable for any reason, the Trustee may invest the Trust Fund in another mutual fund investment, to be selected by the Trustee in its sole and absolute discretion. The Trustee is expressly authorized to select a money market mutual fund that is managed by or is otherwise affiliated with CMA.

(d) The Trustee shall not be liable or responsible for any loss resulting to the Trust Fund or to any Beneficiary by reason of the investment in shares of CTMGF, or any investment substituted pursuant to (c) above.

2. Tax Distributions If the Donor selects "AdvantagePlan" in the Trust Declaration Agreement, the Donor may direct the Trustee to make tax distributions, and thereafter, until the termination of the Trust, the Trustee shall pay the tax distributions amount by check to the Beneficiary within 90 days after the end of each calendar year. The amount of tax distribution shall be determined by multiplying each class of income earned by the Trust (ordinary income or capital gains) by the highest marginal Federal tax rate for unmarried individuals applicable to that class of income. A direction given pursuant to this paragraph shall be irrevocable and will apply to the taxable year in which made and all subsequent taxable years until the termination of the Trust. If the Donor does not direct any tax distributions to be made, the Beneficiary may do so at any time after the age of eighteen. Prior to that age, the Beneficiary's Representative may direct the Trustee to make tax distributions on the Beneficiary's behalf, so long as the Beneficiary's Representative is not the Donor.

3. Withdrawal Rights and Education Expenses Distribution - If the Donor selects "AdvantagePlan" in the Trust Declaration Agreement:

         (a) After receipt and collection by the Trustee of the Initial Contribution or any Additional Contribution, the Beneficiary shall have the right to either (i) withdraw the shares of CTMGF held by the Trustee in the account in respect of said Contribution, or (ii) direct the Trustee to redeem such shares of CTMGF and distribute the net proceeds of redemption to the Beneficiary. Any initial sales charge paid in respect of any Contribution withdrawn or redeemed by the Beneficiary as aforesaid shall be reimbursed to the Beneficiary. The Trustee shall notify the Beneficiary of this right of withdrawal or redemption promptly after receipt of the Initial Contribution or any Additional Contribution and the Beneficiary must respond, if at all, within 30 days after the date of such notice. The value of the shares purchased at the time of the Contribution may change during said 30-day period, and if reduced, the Trustee will withdraw or redeem the lesser of the value of the Trust Fund or such Contribution.

         (b) If the Donor has so authorized in the Trust Declaration Agreement, the Beneficiary (at any time over the age of eighteen or the Beneficiary's Representative prior to that age provided that the
         Beneficiary's Representative is not the Donor) may direct the Trustee to pay, not more often than semi-annually, the Beneficiary's expenses of post-secondary education upon presentation of a bill or statement from an accredited college, university or other post-secondary educational institution. In such event, the Trustee will pay such expenses directly to the college, university or institution by redeeming Trust shares sufficient to pay the amount of the bill or statement. For purposes of this paragraph, the term "expenses of the Beneficiary's post-secondary education" means the charges of an accredited college, university or other post-secondary educational institution for tuition, room and board and other fees and expenses (such as laboratory fees and student activity fees). The Trustee may rely, without further investigation, upon any bill or statement that appears to the Trustee to be genuine.

4. Tax Withholding - Notwithstanding any other provisions of this Instrument, the Trustee is authorized to withhold from any distribution under this Instrument any Federal, state or local taxes that may be required to be withheld with respect to the payment of such distribution under applicable Federal, state or local law, and to pay the amounts withheld to the appropriate taxing authorities.

5. Tax Filings - The Trustee shall prepare and file federal and state fiduciary income tax returns required to be filed by the Trust. Taxes owed by the Trust shall be paid by the Trustee directly to the Internal Revenue Service by redemption of shares from the Trust Fund. The Trustee shall also provide annual tax information statements regarding Trust Fund income and/or gains as to which tax payments may be payable by the Beneficiary. The Trustee shall not be responsible for filings or payments required by the Beneficiary or related to any Federal or state gift or generation - skipping transfer tax of Donor or any other person who may make contributions to the Trust.

6.       Trust Termination

         (a) The Trust will terminate on the date specified by the Donor in the Trust Declaration Agreement, but not earlier than the age of 18 for any minor Beneficiary or five years from the Receipt Date, whichever is later. Notwithstanding the foregoing, the Trust will terminate in the event CTMGF is terminated (other than by merger or reorganization).

         (b) Upon termination of the Trust, the Trustee shall distribute the entire Trust Fund to the Beneficiary, except if the Beneficiary is then a minor in which case, Trust assets may be delivered to a parent, legal guardian or custodian of the Beneficiary. If the Beneficiary dies before the termination date, the Trust shall thereupon terminate and the Trustee shall distribute the Trust Fund to the executors or administrators of the Beneficiary's estate, following receipt of appropriate documentation.

7. Additional Contributions - So long as shares of CTMGF are then available for purchase by the Trust, the Donor or any other person may add to the Trust by making Additional Contributions which shall be subject to this Instrument and the Trust Declaration Agreement. Statements relating to Additional Contributions made by a person other than the Donor will be sent only to the Beneficiary (and Donor if so elected on the Trust Declaration Agreement).

8. Payments and Elections During Minority - If and for so long as the Beneficiary is under the age of 18, (i) all distributions required to be made to the Beneficiary under this Instrument (other than any required upon the Trust's termination) shall be paid to the individual specified in the Trust Declaration Agreement as the Beneficiary's Representative (the "Representative"), (ii) all of the rights and powers given to the Beneficiary by this Instrument shall be exercisable by the Representative except as expressly provided otherwise herein and (iii) all notices, statements, proxies and other communications required to be sent to the Beneficiary under this Instrument shall be sent to the Representative. The Representative shall be authorized to appoint another individual to serve as successor Representative. If the Representative dies or becomes disabled without having appointed a successor Representative, his or her executors or administrators may appoint a successor Representative. The Trustee may rely, and shall be protected in acting upon any request, consent or election reasonably believed by the Trustee or his designee to have been made by the Representative on behalf of a Beneficiary under the age of 18.

9. Assignment or Invasion of the Trust Fund Prohibited - The Beneficiary shall have no power to assign, transfer, encumber or otherwise dispose of any interest in the Trust Fund, and all sums payable to the Beneficiary under this Instrument shall be free and clear of the Beneficiary's liabilities, debts, contracts and assignments and from levies, attachments or similar proceedings of any kind, including claims for alimony, child support or similar obligations, and free from the control of his or her spouse. No provision of law that would otherwise authorize a court to direct that the Trust Fund be invaded for any purpose shall apply to the Trust.

10. Trustee Powers - In addition to and not in limitation of any powers conferred upon fiduciaries by law, the Trustee is expressly authorized, in its sole and absolute discretion:

         (a) To appoint agents, accountants, experts and counsel, including individuals and entities affiliated with the Trustee, the Mutual Fund or CMA, or their successors and to authorize any one or more of them to perform the Trustee's ministerial acts hereunder, including, but not limited to, the acceptance of investments, maintenance of financial and other records, collection and remittance of fees and expenses, issuance of reports and accountings to beneficiaries, distribution of the Trust Fund at the termination of the Trust and preparation, execution and filing of tax returns and tax information statements and payment of taxes shown to be due on such returns.

         (b) To pay from the Trust Fund expenses, costs, fees, taxes, penalties or other charges, including compensation to any agents, accountants, experts and counsel whose services may be required in the administration of the Trust.

         (c) To hold property in its own name, unregistered, in the name of a nominee, in such form as will pass by delivery or in book-entry form.

         (d) To determine the form of any notices required in connection with any rights or powers exercisable by the Beneficiary under this Instrument and any reasonable conditions on the exercise of such rights or powers that the Trustee finds necessary or convenient for the efficient administration of the Trust.

11. Voting of the Mutual Fund Shares - The Trustee shall deliver, or arrange for delivery of, notices of meetings of the Mutual Fund shareholders, the Mutual Fund proxy statements and the Mutual Fund proxies in sufficient time to enable the Beneficiary to attend such meeting in person or vote by proxy. The Trustee shall vote all shares of the Mutual Fund for which no proxies are returned (and which are not present in person at the meeting) in the same proportion as the Mutual Fund shares for which proxies are returned.

12. Accounting Reports

         (a) The Trustee is authorized to send to the Beneficiary (or to the executors or administrators of the Beneficiary's estate, if the Beneficiary has died), annually or more frequently as the Trustee shall determine, a written account of its administration of the Trust (which may be or include a periodic statement of the Trust Fund) setting forth
         (i) all investments, receipts and disbursements and other transactions effected during the period from the Receipt Date, or from the close of any preceding period covered by such an account, to the closing date of such account selected by the Trustee, (ii) all cash, securities and other property held at the close of such period and the current value thereof and (iii) such other information as may be required of the Trustee under applicable law. The Trustee shall also send copies of such accounts to the Donor if elected on the Trust Declaration Agreement. The failure of the Beneficiary (or the executors or administrators of his or her estate) to object to any such account within 60 days after receipt of a copy of such account shall be deemed to be approval of such account.

         (b) Nothing contained in this Section shall be construed as a limitation upon or prohibition against the Trustee's right to have its accounting judicially settled.

13. Liability of Trustees and Agents - No Trustee, agent of the Trustee or successor to any of them shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Fund or the affairs of this Trust, except for his, her or its own acts constituting bad faith, willful misconduct or gross negligence, and all such persons shall look solely to the Trust Fund for satisfaction of claims of any nature arising in connection with affairs of the Trust. Without limiting the generality of the foregoing (and except as to acts of the Trustee constituting bad faith, willful misconduct or gross negligence):

         (a) The Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Instrument, and no implied covenants or obligations shall be read into this Instrument against the Trustee.

         (b) The Trustee shall not be liable for any action taken in good faith in reliance upon the advice or opinion of any legal counsel, accountant or other expert or professional, and such advice or opinion shall be full and complete personal protection to the Trustee and agents of the Trustee in respect of any action taken or suffered by it in good faith, and in reliance on, or in accordance with, such advice or opinion.

         (c) The Trustee may rely upon, any notice, request, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

         (d) The Trustee shall not be liable for any error of judgment made in good faith.

14.       Indemnification of Trustee

         (a) The Trustee and each of its agents and their respective successors shall be indemnified by, and receive reimbursements from, the Trust Fund against and from any and all loss, liability, damage or expense that the Trustee or any of its agents may incur or sustain for or by reason of (i) any change in the Beneficiary's domicile without notice to the Trustee or any of its agents, (ii) failure of the Beneficiary's executors, administrators or heirs to provide timely notice to the Trustee or any of its agents of the Beneficiary's death, (iii) failure of the Donor or other person making Additional Contributions to the Trust to file any Federal or state income, gift or generation-skipping transfer tax return or to pay any Federal or state income, gift or generation-skipping transfer tax or (iv) failure of the Beneficiary to file any Federal or state income or estate tax return or to pay any Federal or state income or estate tax.

         (b) The rights accruing to the Trustee, its agents and their successors by reason of the foregoing shall not be deemed to exclude any other right to which it or they may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee, any of its agents or their respective successors to contribution under applicable law.

15.      Resignation, Removal and Replacement of the Trustee

         (a) Any Trustee may resign at any time upon 60 days notice in writing to the Mutual Fund, whereupon a successor Trustee shall be selected in the manner provided in paragraph (c) below.

         (b) CMA or a majority of the disinterested Trustees of the Mutual Fund may, upon 30 days notice in writing to the Trustee, remove any Trustee at any time acting hereunder with or without cause.

         (c) Whenever any Trustee shall cease to act for any reason, its successor shall be such individual or entity as may be selected by CMA or a majority of the disinterested Trustees of the Mutual Fund. When the successor Trustee assumes office, notice thereof shall be sent to the Beneficiary.

         (d) No successor Trustee shall be liable or responsible for any act or default of any predecessor Trustee, nor shall any successor Trustee be required to inquire into or take any notice of the prior administration of the Trust Fund.

16. Amendment - This Instrument may be amended by the Trustee, with the consent of CMA at any time or from time to time, to promote the prompt and efficient administration of the Trust under this Instrument or to carry out the purposes of the Trust; provided, however, that no such amendment may (i) adversely affect the rights of the Beneficiary in any significant respect, (ii) affect any election or option selected by the Donor, (iii) result in the return of any interest in or power over the Trust to the Donor, (iv) expand the amendment powers of the Trustee under this paragraph or (v) violate any applicable statute or rule of law. Any such amendment shall become effective only after 30 days prior written notice to the Beneficiary.

17. Notices - Any and all notices required to be sent under this Instrument shall be in writing and sent to the address of record. Any change of residence of the Donor or Beneficiary must be promptly reported to the Trustee.

18. Governing Law and Jurisdiction - This Instrument shall be construed and enforced, to the extent possible, according to the laws of The Commonwealth of Massachusetts and all provisions hereof shall be administered according to the laws of said Commonwealth. Any action or proceeding respecting this Instrument shall be instituted and occur in a court or agency located in Boston, Massachusetts.

19. Severability - If any provision of this Instrument is found to be invalid, illegal or unenforceable in any respect, such provision shall be deemed to have been excised, and the balance of this Instrument shall remain in effect and shall be construed without regard to such provision, and each other provision of this Instrument shall be valid and enforceable to the fullest extent permitted by law.